Exhibit 32.2

CERTIFICATION

The undersigned, as the chief financial officer of Pinnacle Bankshares Corporation, certifies that to the best of his knowledge and belief the Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, which accompanies this certification, fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934 and the information contained in the periodic report fairly presents, in all material respects, the financial condition and results of operations of Pinnacle Bankshares Corporation at the dates and for the periods indicated. The foregoing certification is made pursuant to §906 of the Sarbanes-Oxley Act of 2002 (18 U.S.C. §1350), and shall not be relied upon for any other purpose. The undersigned expressly disclaims any obligation to update the foregoing certification except as required by law.

DateNovember 16, 2020

/s/ Bryan M. Lemley

Bryan M. Lemley

Secretary, Treasurer and Chief Financial Officer